Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-76518, No. 333-70135, No. 333-82673, No. 333-35978, No. 333-40256, No. 333-134009, No.333-144058 and No. 333-151474 on Form S-8, No. 333-152751 on Form S-3 and No. 333-126147 on Form S-4 of our reports dated  February 24, 2009, relating to the financial statements of M/I Homes, Inc., and the effectiveness of M/I Homes, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2008.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio
February 24, 2009